Exhibit 3.242

Certificate of the Incorporation of a Cotnpany No. of Company: 107369 IT IS HEREBY CERTIFIED that Rowan US Holdings (Gibraltar) Limited is this day incorporated under the Companies Act and that the company is limited. Given at Gibraltar, this 16th day of February Two Thousand and Twelve.